Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT JUNE 30, 2005

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings of $1,970,000 for the six months ended June 30, 2005, representing an increase of 20.6% over the same period 2004. Interest expense increased 30.5% due to greater deposit volume along with rising interest rates and the high CD rates The Dime Bank offers its customers. Despite this, net interest income increased 11.7% during the first half of 2005 versus the same period in 2004.

The Company continued to experience growth over the past year, with total assets of $346,835,000 at June 30, 2005, an increase of $30,018,000 or 9.5%. During this time, deposits increased $20,468,000 or 7.8% while the loan portfolio continued its trend of double-digit increase, expanding by $32,994,000 or 14.0%.

Asset quality has improved dramatically as can be noted by the ratios of non-performing assets to total assets of .21% and net charge-offs to average loans of 0%. Furthermore, all ratios regarding allowance for loan loss show positive improvement, most noteworthy the allowance for loan loss to non-accrual loans of 1,820.4%.

Return on average stockholders’ equity was 13.01% for the first half of 2005, an increase of 11.4% over the first half 2004. Return on average assets was 1.17% at June 30, 2005, an increase of 8.3% over the period ending June 2004. Stockholders equity grew 9.4% to $30,679,000 at June 30, 2005. Dividends declared year to date of $.50 per share reflect an increase of 8.7% over the same period last year. Diluted earnings per share of $1.23 for the six months ended June 30, 2005 reflect a 20.6% increase over the same period last year.

Mr. Gary C. Beilman, President and Chief Executive Officer, stated, “Our five community banking offices are busy conducting business, solidifying relationships, and creating new ones. When comparing the second quarter of this year to the same period last year, you will see that deposits, loans, and total assets have all increased handsomely. Additionally, our investments department and title insurance subsidiary are experiencing heightened levels of activity. During this period of growth, we have also been working diligently to become stronger. The success of these endeavors is evident in the asset quality ratios we have attained.”

Mr. Beilman continued, “Most importantly, I am excited to report that as a result of our efforts, profitability, dividends, and stockholders’ equity have all increased nicely. Another positive note is that Dimeco, Inc. is being recognized in the overall securities market. The firm of Ferris, Baker Watts, Inc., a member of the New York Stock Exchange, has recently published an informational report on us. We thank our customers, employees and shareholders for supporting our efforts to remain an independent community bank serving the local citizens and businesses.”

The Dime Bank serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investments Services. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc. / July 22, 2005

Contact: Deborah Unflat, Marketing Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Interest Income
Interest and fees on loans	$4,132	$3,315	$7,843	$6,547
Investment securities:
Taxable	433	443	837	866
Exempt from federal income tax	36	51	74	124
Other	52	11	74	15

Total interest income	4,653	3,820	8,828	7,552

Interest Expense
Deposits	1,244	965	2,386	1,950
Short-term borrowings	59	32	95	54
Other borrowed funds	119	56	234	77

Total interest expense	1,422	1,053	2,715	2,081

Net Interest Income	3,231	2,767	6,113	5,471
Provision for loan losses	173	488	393	865

Net Interest Income After Provision for Loan Losses	3,058	2,279	5,720	4,606

Noninterest Income
Services charges on deposit accounts	328	324	622	623
Other income	290	361	734	778

Total noninterest income	618	685	1,356	1,401

Noninterest Expense
Salaries and employee benefits	1,126	954	2,217	1,906
Net occupancy and equipment expense	318	271	657	553
Other expense	712	607	1,323	1,195

Total noninterest expense	2,156	1,832	4,197	3,654

Income before income taxes	1,520	1,132	2,879	2,353
Income taxes	481	348	909	719

NET INCOME	$1,039	$784	$1,970	$1,634

Earnings per Share - basic	$0.67	$0.51	$1.27	$1.07

Earnings per Share - diluted	$0.65	$0.49	$1.23	$1.02

Average shares outstanding - basic	1,549,269	1,535,347	1,549,228	1,532,636
Average shares outstanding - diluted	1,600,212	1,601,086	1,601,887	1,600,440

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)

June 30,	2005	2004
Assets
Cash and due from banks	$6,297	$5,803
Interest-bearing deposits in other banks	3,062	1,888
Federal funds sold	2,132	6,073

Total cash and cash equivalents	11,491	13,764

Mortgage loans held for sale	—	677
Investment securities available for sale	55,083	56,676
Investment securities held to maturity (market value of $211 and $221)	199	198

Loans (net of unearned income of $622 and $716)	268,510	235,516
Less allowance for loan losses	3,568	3,109

Net loans	264,942	232,407

Premises and equipment	6,182	4,284
Accrued interest receivable	1,179	1,241
Bank-owned life insurance	5,159	4,970
Other assets	2,600	2,600

TOTAL ASSETS	$346,835	$316,817

Liabilities
Deposits :
Noninterest-bearing	$37,103	$29,358
Interest-bearing	245,293	232,570

Total deposits	282,396	261,928

Short-term borrowings	19,104	15,584
Other borrowed funds	12,639	9,936
Accrued interest payable	614	553
Other liabilities	1,403	768

TOTAL LIABILITIES	316,156	288,769

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,549,269 and 1,535,794 shares issued	775	768
Capital surplus	4,380	4,102
Retained earnings	25,690	22,966
Accumulated other comprehensive income	7	212
Treasury stock, at cost (5,000 shares at $34.60)	(173)	—

TOTAL STOCKHOLDERS’ EQUITY	30,679	28,048

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$346,835	$316,817

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)		2005		2004		% Increase (decrease)
	Performance for the six months ended June 30,
	Interest income	$8,828		$7,552		16.9%
	Interest expense	$2,715		$2,081		30.5%
	Net interest income	$6,113		$5,471		11.7%
	Net income	$1,970		$1,634		20.6%

	Shareholders’ Value (per share)
	Net income - basic	$1.27		$1.07		18.7%
	Net income - diluted	$1.23		$1.02		20.6%
	Dividends	$0.50		$0.46		8.7%
	Book value	$19.80		$18.26		8.4%
	Market value	$34.00		$42.00		-19.1%
	Market value/book value ratio	171.7%		230.0%		-25.4%
*	Price/earnings multiple	13.4	X	19.6	X	-31.6%
*	Dividend yield	2.94%		2.19%		34.3%

	Financial Ratios
*	Return on average assets	1.17%		1.08%		8.3%
*	Return on average equity	13.01%		11.68%		11.4%
	Shareholders’ equity/asset ratio	8.85%		8.85%		0.0%
	Dividend payout ratio	39.37%		42.99%		-8.4%
	Nonperforming assets/total assets	0.21%		0.65%		-67.7%
	Allowance for loan loss as a % of loans	1.33%		1.32%		0.8%
*	Net charge-offs/average loans	0.00%		0.68%		-100.0%
	Allowance for loan loss/nonaccrual loans	1820.4%		157.3%		1057.3%
	Allowance for loan loss/non-performing loans	498.3%		150.2%		231.8%

	Financial Position at June 30,
	Assets	$346,835		$316,817		9.5%
	Loans	$268,510		$235,516		14.0%
	Deposits	$282,396		$261,928		7.8%
	Stockholders’ equity	$30,679		$28,048		9.4%

*	annualized